Exhibit 99.1

April 1, 2015

Aurora Diagnostics Holdings, LLC

11025 RCA Center Drive, Suite 300

Palm Beach Gardens, FL 33410

You have furnished us with a copy of your “Notification of Late Filing” on Form 12b-25 dated April 1, 2015 (the “Form”).

We are in agreement with the comments under Part III of the Form with respect to the reasons why the Form 10-K of Aurora Diagnostics Holdings, LLC for the year ended December 31, 2014 will not be timely filed.

/s/ McGladrey LLP